Exhibit 10.1

September 19, 2021

Dear Chip,

This letter agreement is to confirm the severance benefits to be provided to you pursuant to the offer letter between you and the Company dated August 31, 2021 in the event that your employment with Sprouts Farmers Market, Inc. (the “Company”) terminates and constitutes the entire agreement and understanding between you and the Company with respect to the subject matter hereof. You will be treated as an “Eligible Executive” under the Company’s Amended and Restated Executive Severance and Change in Control Plan, effective February 25, 2020 as in effect on the date hereof (without giving effect to any subsequent amendment or termination, the “Severance Plan”), except that in the event that you experience an Involuntary Termination or a Change in Control Termination, you shall be entitled to receive (i) two years of Base Salary and (ii) an aggregate amount equal to two times your target annual bonus, in each case, payable over two years in accordance with the Company’s customary payroll practices.

Additionally, the second sentence in the definition of “Involuntary Termination” in the Severance Plan shall not apply to you. Capitalized terms not otherwise defined in this Letter Agreement shall have the meaning set forth in the Severance Plan.

Sincerely,

SPROUTS FARMERS MARKET, INC.

By: /s/ Brandon Lombardi

Brandon Lombardi

Chief Legal Officer

Agreed to and Acknowledged by:

/s/ Lawrence “Chip” Molloy

Lawrence “Chip” Molloy